Exhibit 10.4 to the
                           Quarterly Report on Form 10-Q
                           for the Quarter Ended June 30, 1995

BIG O TIRES

Big O Tires, Inc.
11755 E. Peakview Ave., Suite A
Englewood, CO 80111
Telephone: (303) 790-2800
FAX: (303) 790-0225


July 21, 1995


Mr. Horst K. Mehlfeldt
5595 North Lariat Drive
Castle Rock, Colorado  80104

Dear Horst:

By letter dated March 24, 1995, Big O Tires, Inc. ("Company") agreed with you that in the event a change of control of the Company took place between February 15, 1995, and August 16, 1995, you would receive a lump sum payment of $150,000 if your position within the Company terminated as a result of such change in control. As you know, the Company is considering entering into an Agreement and Plan of Merger ("Merger Agreement") with BOTI Acquisition Corp. and BOTI Holdings, Inc. ("Merger"). If the Company does enter into the Merger Agreement and the Merger is consummated, a change in control of the Company will occur; however, the Merger will not occur until after August 16, 1995. Accordingly, the Board of Directors of the Company has determined that, if you agree to the terms contained herein, the March 24, 1995 letter will be of no further force or effect.

In lieu of the arrangements set forth in the March 24, 1995, letter, the Board of Directors of the Company has authorized the Human Resources Committee to advise you that the Company will pay you a severance package consisting solely of a lump sum payment of $150,000 minus any amounts that you realize from the exercise of rights granted to you in the Stock Appreciation Rights Agreement dated February 15, 1995 between the Company and you, if the Merger is consummated and if your employment with the Company terminates within 285 days after the date the Merger is effective or if during that period your salary is reduced from the salary in effect on the date the Merger is consummated. In consideration for this severance package, you must agree that upon the effective date of the Merger, the Stock Appreciation Rights Agreement, dated as of February 15, 1995, between the Company and you will terminate and be of no further force and effect so that, as of the effective date of the Merger, you will forfeit all unexercised rights as to all units, vested and non-vested, granted you pursuant to the Stock Appreciation Rights Agreement.

If you are in agreement with the terms contained herein, please execute the copy of this letter where provided and return it to me.

Sincerely yours,



/s/ Frank L. Carney
Frank L. Carney
Chairman, Human Resources Committee
of the Board of Directors


Horst K. Mehlfeldt hereby agrees as of the date hereof with the terms contained in this letter.


/s/ Horst K. Mehlfeldt
Horst K. Mehlfeldt